Exhibit 10.9

NOTE

$45,862,069.00	December 15, 2004

FOR VALUE RECEIVED, the undersigned, MWI VETERINARY SUPPLY CO., an Idaho corporation, and MEMORIAL PET CARE, INC., an Idaho corporation (the “Borrowers”), jointly and severally promise to pay to the order of BANK OF AMERICA, N.A. (the “Lender”) at the office of Bank of America, N.A., at 55 South Lake Avenue, Suite 900, Pasadena, California 91101, as Agent (in its capacity as agent, the “Agent”) for the financial institutions from time to time parties to that certain Credit Agreement (as defined below), in lawful money of the United States of America and in immediately available funds, the principal amount of Forty-Five Million, Eight Hundred Sixty-Two Thousand, Sixty-Nine Dollars ($45,862,069.00), or such lesser amount as may then constitute the unpaid aggregate principal amount on the Termination Date of the Loans made to the Borrowers.

The Borrowers further agree to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rate specified in Article 2 of the Credit Agreement.

If any payment on this promissory note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This promissory note is one of the Notes referred to in the Credit Agreement, dated as of June 18, 2002, by and among MWI VETERINARY SUPPLY CO., an Idaho corporation, as the Borrower, the Agent and the Lenders (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.  The Credit Agreement, among other things, provides for the making of Loans by the Lenders to the Borrowers from time to time in an amount not to exceed such Lender’s Pro Rata Share of Availability.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable, all as provided therein.

This promissory note is secured by security agreements and other collateral documents pursuant to the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note is issued in replacement of, and not in repayment of, one or more original notes dated September 28, 2004, and issued pursuant to the Credit Agreement.  This Note is not assignable or otherwise transferable except in accordance with the Credit Agreement.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

MWI VETERINARY SUPPLY, CO., an Idaho Corporation

By:	/s/ Mary Pat B. Thompson
Name:	Mary Pat B. Thompson
Title:	Vice President and Chief Financial Officer

MEMORIAL PET CARE, INC., an Idaho Corporation

By:	/s/ Mary Pat B. Thompson
Name:	Mary Pat B. Thompson
Title:	Vice President and Chief Financial Officer

[Note - Bank of America, N.A.]

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